Exhibit 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-72672) of Chevron Corporation filed with the Securities and Exchange Commission, pertaining to the Employee Savings Investment Plan of Chevron Corporation of our report dated June 19, 2012, with respect to the financial statements and supplemental schedules of Chevron Employee Savings Investment Plan included in the Annual Report (Form 11-K) as of December 31, 2011 and for the year then ended.

/s/ Morris, Davis & Chan LLP

Oakland, California

June 19, 2012